FOR IMMEDIATE RELEASE

Harley-Davidson Delivers Third Quarter Financial Results

MILWAUKEE (October 24, 2024) – Harley-Davidson, Inc. (“Harley-Davidson,” “HDI,” or the “Company”) (NYSE: HOG) today reported third quarter 2024 results.

“We have worked diligently through the quarter to mitigate the impact of high interest rates, and macroeconomic and political uncertainty, that continue to put pressure on our industry and customers, especially in our core markets,” said Jochen Zeitz, Chairman, President and CEO, Harley-Davidson. “We are very pleased with the reception of our touring launch with customers and dealers alike and are working hard to set the Company up for a solid 2025. We are optimistic about our ability to make sound progress in the new year, and we are expecting further interest rate reductions and improved consumer confidence will provide the industry with a needed tailwind.”

Third Quarter 2024 Highlights and Related Results

•Delivered diluted EPS of $0.91
•Consolidated operating income of $106 million, down 49 percent in Q3 year-over-year
•North American retail sales down 10 percent in Q3 versus prior year
•Global retail sales down 13 percent in Q3 year-over-year, where international markets have performed weaker than expected
•HDMC gross margin of 30.1 percent in Q3
•HDFS operating income up 29 percent in Q3 year-over-year, while revenue up 10 percent
•Company lowers its full year 2024 financial outlook to reflect the current environment

Year-to-date 2024 Highlights and Related Results

•Delivered diluted EPS of $4.27
•Consolidated operating income of $610 million, down 24 percent year-over-year
•North American retail sales down 1.7 percent versus prior year
•Global retail sales down 5 percent year-over-year
•HDMC gross margin of 31.3 percent
•HDFS operating income up 14 percent year-over-year, while revenue up 11 percent
•U.S. Touring market share of 75 percent, an increase of 4 share points year-over-year1

1 Source: U.S. 601+cc Street Legal Market Share for 2024 year-to-date from Motorcycle Industry Council (MIC).

Third Quarter 2024 Results

Harley-Davidson, Inc. Consolidated Financial Results

$ in millions (except EPS)	3rd quarter
	2024	2023	Change
Revenue	$1,151	$1,549	-26%
Operating Income	$106	$209	-49%
Net Income Attributable to HDI	$119	$199	-40%
Diluted EPS	$0.91	$1.38	-34%

Consolidated revenue in the third quarter was down 26 percent, driven primarily by an HDMC revenue decline of 32 percent, and partially offset by an HDFS revenue increase of 10 percent.

Consolidated operating income in the third quarter was $106 million, down 49 percent from prior year period. The result was driven primarily by an HDMC operating income decline of 69 percent, partially offset by an HDFS operating income increase of 29 percent, and a LiveWire operating loss in-line with our expectations. Consolidated operating income margin in the third quarter was 9.2 percent, which compares to 13.5 percent in the third quarter a year ago.

Harley-Davidson Motor Company (HDMC) – Results

$ in millions	3rd quarter
	2024	2023	Change
Motorcycle Shipments (thousands)	27.5	45.3	-39%
Revenue	$876	$1,297	-32%
Motorcycles	$616	$1,023	-40%
Parts & Accessories	$174	$185	-6%
Apparel	$56	$49	13%
Licensing	$4	$10	-59%
Other	$27	$30	-11%
Gross Margin	30.1%	31.7%	-1.6 pts.
Operating Income	$55	$175	-69%
Operating Margin	6.3%	13.5%	-7.2 pts.

Third quarter global motorcycle shipments decreased by 39 percent, as dealers adjust inventory levels for the current retail environment. HDMC revenue was down 32 percent, driven primarily by the significant reduction in wholesale units shipped. Parts & Accessories revenue was down 6 percent due to lower customer traffic than prior year. Apparel revenue was up 13 percent.

Third quarter gross margin was down 1.6 points due to the impacts of lower volumes, negative operating leverage, and less favorable motorcycle mix, partially offset by favorable net pricing, favorable foreign exchange and lower raw material and supply chain management costs. Third quarter operating margin was 6.3 percent, where operating expenses were down 11 percent in the period but offset by the larger decline in revenue at HDMC, resulting in 7.2 points of operating margin decline.

Harley-Davidson Retail Motorcycle Sales

Motorcycles (thousands)	3rd quarter
	2024	2023	Change
North America	24.6	27.3	-10%
EMEA	6.1	7.8	-23%
Asia Pacific	4.8	5.8	-16%
Latin America	0.7	0.7	4%
Worldwide Total	36.2	41.7	-13%

Global retail motorcycle sales in the third quarter were down 13 percent versus prior year. North American retail performance was down 10 percent, as dealers observed a slowdown in customer traffic in the region, as customers assessed the higher interest rate environment and macro uncertainty. U.S. retail performance was down 1 percent in the nine-month YTD period year-over-year.

International markets have performed weaker than we expected, down 18 percent in the third quarter versus prior year. In EMEA, third quarter retail sales declined by 23 percent, with mixed performance on a country-by-country basis. In APAC, third quarter retail sales declined by 16 percent, with Japan softer than we expected and Australia & New Zealand experiencing growth. Latin America was largely flat. International retail sales were down 12 percent in the nine-month YTD period year-over-year.

Harley-Davidson Financial Services (HDFS) – Results

$ in millions	3rd quarter
	2024	2023	Change
Revenue	$269	$244	10%
Operating Income	$77	$59	29%

HDFS operating income increased by $17 million in the third quarter, or 29 percent. The result was driven by higher interest income and a lower provision for credit losses, partially offset by increased borrowing costs, where operating expenses were largely flat.

LiveWire – Results

$ in millions	3rd quarter
	2024	2023	Change
Electric Motorcycle Unit Sales	99	50	98%
Revenue	$5	$8	-41%
Operating Loss	($26)	($25)	-3%

LiveWire revenue for the third quarter decreased by 41 percent, due to a decrease in STACYC third party branded distributor volumes. LiveWire’s operating loss of $26 million dollars was $1 million more than a year ago, largely in-line with our expectations.

Other Harley-Davidson, Inc. Results – YTD through end of Q3 2024

•Generated $931 million of cash from operating activities
•Effective tax rate was 18 percent
•Paid cash dividends of $69 million
•Repurchased $350 million of shares (9.5 million shares) on a discretionary basis
•Cash and cash equivalents of $2.2 billion at the end of the quarter

2024 Financial Outlook

For the full year 2024, the Company now expects:
•HDMC: Revenue down 14 to 16 percent compared to 2023
•HDMC: Operating Income margin between 7.5 and 8.5 percent
•HDFS: Operating Income up 5 to 10 percent compared to 2023
•LiveWire: Electric motorcycle unit sales of 600 to 1,000

For the full year 2024 we continue to expect:
•LiveWire: Operating Loss of $105 to $115 million
•Harley-Davidson, Inc.: Capital investments of $225 to $250 million

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. Harley-Davidson also has a controlling interest in LiveWire Group, Inc., the first publicly traded all-electric motorcycle company in the United States. LiveWire is the future in the making for the pursuit of urban adventure and beyond. Drawing on its DNA as an agile disruptor from the lineage of Harley-Davidson and capitalizing on a decade of learnings in the EV sector, LiveWire's ambition is to be the most desirable electric motorcycle brand in the world. Learn more at harley-davidson.com and livewire.com.

Webcast
Harley-Davidson will discuss its financial results and outlook on an audio webcast at 8:00 a.m. CDT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CDT.

Cautionary Note Regarding Forward-Looking Statements
The Company intends that certain matters discussed in this report are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by reference to this footnote or because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” “may,” “will,” “estimates,” “targets,” “intends,” "forecasts," "sees," “commits,” “assumes,” or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this report. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this report are only made as of the date of this report, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the Company’s ability to: (a) execute its business plans and strategies, including The Hardwire, each of the pillars, and the evolution of LiveWire as a standalone brand, which includes the risks noted below; (b) manage supply chain and logistics issues, including quality issues, unexpected interruptions or price increases caused by supplier volatility, raw material shortages, inflation, war or other hostilities, including the conflict in Ukraine and the Red Sea conflict, or natural disasters and longer shipping times and increased logistics costs; (c) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests; (d) maintain and enhance the value of the Harley-Davidson brand, including detecting and remediating the impact of social media collective actions, such as boycotts and other brand-damaging behaviors that could harm the Company’s brand or business; (e) realize the expected business benefits from LiveWire operating as a separate public company, which may be affected by, among other things: (i) the ability of LiveWire to execute its plans to develop, produce, market and sell its electric vehicles; (ii) the demand for and consumer willingness to adopt two- and three-wheeled electric vehicles; and (iii) other risks and uncertainties indicated in documents filed with the SEC by the Company or LiveWire Group, Inc., including those risks and uncertainties noted in Risk Factors under Item 1.A of LiveWire Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2023; (f) successfully access the capital and/or credit markets on terms that are acceptable to the Company and within its expectations; (g) successfully carry out its global manufacturing and assembly operations; (h) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the Company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to strengthen and grow its leadership position in Grand American Touring, large Cruiser and Trike, and grow its complementary businesses; (i) perform in a manner that enables the Company to benefit from market opportunities while competing against existing and new competitors; (j) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing domestic and international political environments, including as a result of the conflict in Ukraine and the Red Sea conflict; (k) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (l) prevent, detect and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (m) successfully manage and reduce costs throughout the business; (n) manage risks related to a resurgence of the COVID-19 pandemic, emergence of a new pandemic, epidemic, disease outbreak or other public health crises, such as supply chain disruptions, its ability to carry out business as usual, and government actions and restrictive measures implemented in response; (o) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods, including the Company's dealer footprint, and manage the risks that its dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (p) successfully appeal: (i) the revocation of the Binding Origin Information (BOI) decisions that allowed the Company to supply its European Union (EU) market with certain of its motorcycles produced at its Thailand operations at a reduced tariff rate and (ii) the denial of the Company’s application for temporary relief from the effect of the revocation of the BOI decisions; (q) manage the quality and regulatory non-compliance issues relating to the brake hose assemblies provided to the Company by Proterial Cable America, Inc. in a manner that avoids future quality or non-compliance issues and additional costs or recall expenses that are material; (r) maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name in India; (s) manage and predict the impact that new, reinstated or adjusted tariffs may have on the Company’s ability to sell products internationally, and the cost of raw materials and components, including the temporary lifting of the incremental tariffs on motorcycles imported into the EU from the U.S., which was extended to March 31, 2025; (t) accurately predict the margins of its segments in light of, among other things, tariffs, inflation, foreign currency exchange rates, the cost associated with product development initiatives and the Company's complex global supply chain; (u) successfully maintain a manner in which to sell motorcycles in China and the Company's Association of Southeast Asian Nations (ASEAN) countries that does not subject its motorcycles to incremental tariffs; (v) manage its Thailand corporate and manufacturing operation in a manner that allows the Company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (w) retain and attract talented employees, and eliminate personnel duplication, inefficiencies and complexity throughout the organization; (x) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (y) manage the credit quality, the loan servicing and collection activities, and the recovery rates of Harley-Davidson Financial Services' loan portfolio; (z) prevent a ransomware attack or cybersecurity breach involving consumer, employee, dealer, supplier, or Company data and respond to evolving regulatory requirements regarding cybersecurity and data privacy; (aa) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the Company’s business; (bb) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (cc) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (dd) manage changes, prepare for, and respond to evolving requirements in legislative and regulatory environments related to its products, services and operations, including increased environmental, safety, emissions or other regulations; (ee) manage its exposure to product liability claims in a manner that avoids future substantial jury verdicts in pattern litigation cases, including the successful appeal of the verdict in Morris v. H-D, and manage exposure in commercial or contractual disputes; (ff) continue to manage the relationships and agreements that the Company has with its labor unions to help drive long-term competitiveness; (gg) achieve anticipated results with respect to the Company's preowned motorcycle program, Harley-Davidson Certified, the Company's H-D1 Marketplace, and Apparel and Licensing; and (hh) optimize capital allocation in light of the Company's capital allocation priorities.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, or other factors.

HDFS' retail credit losses have normalized in recent quarters to higher levels after a period of historically low levels of credit losses. Further, the Company believes that HDFS's retail credit losses will continue to change over time due to changing consumer credit behavior, macroeconomic conditions, including the impact of inflation and HDFS's efforts to increase prudently structured loan approvals to sub-prime borrowers. In addition, HDFS’s efforts to adjust underwriting criteria based on market and economic conditions and the actions that the Company has taken and could take that impact motorcycle values may impact HDFS's retail credit losses.

The Company's operations, demand for its products, and its liquidity could be adversely impacted by work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, war or other hostilities, including the conflict in Ukraine and the Red Sea conflict, or other factors. Refer to Risk Factors under Item 1.A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and applicable updates under Item 1.A of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shawn Collins
shawn.collins@Harley-Davidson.com
414.343.8002
### (HOG-Earnings)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
HDMC Revenue	$876,405	$1,296,981	$3,701,417	$4,052,946
Gross profit	263,813	410,690	1,158,010	1,385,190
Selling, administrative and engineering expense	208,676	235,437	666,522	679,864
Operating income from HDMC	55,137	175,253	491,488	705,326

LiveWire revenue	4,808	8,144	15,958	22,932
Gross (loss) profit	(1,180)	1,092	(6,907)	(584)
Selling, administrative and engineering expense	24,905	26,435	76,587	81,290
Operating loss from Livewire	(26,085)	(25,343)	(83,494)	(81,874)

HDFS revenue	269,482	243,934	781,818	707,390
HDFS expense	192,738	184,559	579,836	530,610
Operating income from HDFS	76,744	59,375	201,982	176,780

Operating income	105,796	209,285	609,976	800,232
Other income, net	18,408	26,814	54,851	54,136
Investment income	16,450	9,868	45,665	31,044
Interest expense	(7,707)	(7,688)	(23,066)	(23,104)
Income before income taxes	132,947	238,279	687,426	862,308
Income tax provision	16,980	42,176	123,821	190,546
Net income	$115,967	$196,103	$563,605	$671,762
Less: Loss attributable to noncontrolling interests	3,073	2,546	8,644	9,016
Net income attributable to Harley-Davidson, Inc.	$119,040	$198,649	$572,249	$680,778

Earnings per share:
Basic	$0.92	$1.40	$4.30	$4.74
Diluted	$0.91	$1.38	$4.27	$4.65

Weighted-average shares:
Basic	130,078	141,622	133,187	143,678
Diluted	130,963	144,321	133,985	146,330

Cash dividends per share:	$0.1725	$0.1650	$0.5175	$0.4950
LiveWire results presented in the Company's financial statements represent the LiveWire reportable segment as determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 280 Segment Reporting which may differ from LiveWire Group, Inc. results.

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	September 30, 2024	December 31, 2023	September 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$2,243,910	$1,533,806	$1,878,351
Accounts receivable, net	307,701	267,200	315,331
Finance receivables, net	2,300,551	2,113,729	2,101,965
Inventories, net	681,864	929,951	768,765
Restricted cash	147,910	104,642	130,838
Other current assets	208,000	214,401	227,556
	5,889,936	5,163,729	5,422,806
Finance receivables, net	5,499,836	5,384,536	5,553,259
Other long-term assets	1,636,887	1,592,289	1,486,151
	$13,026,659	$12,140,554	$12,462,216
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$931,971	$996,021	$968,261
Short-term deposits, net	178,638	253,309	250,987
Short-term debt	497,373	878,935	815,081
Current portion of long-term debt, net	2,561,535	1,255,999	638,496
	4,169,517	3,384,264	2,672,825
Long-term debt, net	4,739,507	4,990,586	5,856,005
Other long-term liabilities	692,523	513,409	622,116

Shareholders’ equity	3,425,112	3,252,295	3,311,270
	$13,026,659	$12,140,554	$12,462,216

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended
	September 30, 2024	September 30, 2023
Net cash provided by operating activities	$930,655	$706,767

Cash flows from investing activities:
Capital expenditures	(140,424)	(138,902)
Finance receivables, net	(345,588)	(373,109)
Other investing activities	(165)	878
Net cash used by investing activities	(486,177)	(511,133)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	495,856	1,446,304
Repayments of medium-term notes	—	(1,056,680)
Proceeds from securitization debt	1,145,211	1,045,547
Repayments of securitization debt	(782,161)	(930,608)
Net (decrease) increase in unsecured commercial paper	(387,392)	43,523
Borrowings of asset-backed commercial paper	366,171	42,429
Repayments of asset-backed commercial paper	(195,709)	(187,599)
Net increase in deposits	100,737	161,157
Dividends paid	(69,454)	(72,775)
Repurchase of common stock	(359,810)	(239,428)
Other financing activities	11	1,706
Net cash provided by financing activities	313,460	253,576

Effect of exchange rate changes on cash, cash equivalents and restricted cash	198	(8,415)
Net increase in cash, cash equivalents and restricted cash	$758,136	$440,795

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$1,648,811	$1,579,177
Net increase in cash, cash equivalents and restricted cash	758,136	440,795
Cash, cash equivalents and restricted cash, end of period	$2,406,947	$2,019,972

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$2,243,910	$1,878,351
Restricted cash	147,910	130,838
Restricted cash included in Other long-term assets	15,127	10,783
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$2,406,947	$2,019,972

HDMC Revenue and Motorcycle Shipment Data
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
HDMC REVENUE (in thousands)
Motorcycles	$615,628	$1,023,090	$2,905,861	$3,216,387
Parts & Accessories	174,301	184,809	534,359	568,001
Apparel	55,688	49,325	183,192	187,072
Licensing	3,897	9,586	18,312	20,912
Other	26,891	30,171	59,693	60,574
	$876,405	$1,296,981	$3,701,417	$4,052,946

HDMC U.S. MOTORCYCLE SHIPMENTS	15,850	30,167	89,761	96,984

HDMC WORLDWIDE MOTORCYCLE SHIPMENTS
Grand American Touring(a)	15,493	23,781	80,194	76,270
Cruiser	9,610	17,142	39,711	53,876
Sport and Lightweight	1,770	3,103	10,827	15,849
Adventure Touring	647	1,243	4,120	4,445
	27,520	45,269	134,852	150,440
(a)Includes Trike

LiveWire Motorcycle Shipments	99	50	374	146

HDMC Gross Profit
(Unaudited)

The estimated impact of significant factors affecting the comparability of gross profit from the third quarter of 2023 to the third quarter of 2024 were as follows (in millions):

	Three months ended	Nine months ended
2023 gross profit	$411	$1,385
Volume	(145)	(135)
Price and sales incentives	19	(73)
Foreign currency exchange rates and hedging	18	(1)
Shipment mix	(33)	25
Raw material prices	3	12
Manufacturing and other costs	(9)	(55)
	(147)	(227)
2024 gross profit	$264	$1,158

HDFS Receivables Allowance for Credit Losses
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Balance, beginning of period	$393,517	$381,780	$381,966	$358,711
Provision for credit losses	57,977	60,854	175,017	170,496
Charge-offs, net of recoveries	(51,582)	(49,920)	(157,071)	(136,493)
Balances, end of period	$399,912	$392,714	$399,912	$392,714

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
United States	22,726	25,336	80,710	81,774
Canada	1,847	2,010	6,186	6,653
Total North America	24,573	27,346	86,896	88,427
EMEA	6,054	7,847	19,333	21,884
Asia Pacific	4,832	5,784	17,188	20,190
Latin America	707	681	2,152	2,108
Total worldwide retail sales	36,166	41,658	125,569	132,609
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.